Exhibit 10.2
Separation Agreement and General Release

This Separation Agreement and General Release (“Agreement”) sets forth the understanding between Olin Corporation and its subsidiaries and affiliated companies (“Olin”) and you, Patrick Schumacher, regarding your separation from employment.

1.Employment Separation. Your last day of employment with Olin will be August 31, 2024 (the “Separation Date”). In accordance with normal Olin payroll procedures, you will receive, at or after the Separation Date, your final paycheck and any accrued, unused vacation leave, less all applicable withholdings and deductions, including but not limited to any overpayments made to you by Olin in any form.

2.Release Agreement Benefits. In return for your signing this Agreement, and in exchange for and subject to the promises, representations, warranties, and covenants contained herein and in the release set forth in Section 4, and subject to your compliance with the terms of this Agreement, Olin shall provide you with the “Separation Benefits” as described in the attached letter dated May 13, 2024 (the “Letter”). Such Separation Benefits shall be provided following the Effective Date of this Agreement in the time and manner described in the Letter, subject to the terms and conditions of the applicable Plan (as defined in the Letter) underlying such Separation Benefits.

You acknowledge that the Separation Benefits represent something of value beyond what you are entitled to receive in the absence of this Agreement. If you are re-hired by Olin at a time when you are receiving the Separation Benefits, the Separation Benefits will cease upon your date of re-hire and any remaining Separation Benefits will be forfeited. The cessation and forfeiture of any Separation Benefits as a result of your re-hire will not affect the validity or enforceability of any other provisions of this Agreement.

3.Non-Admission. This Agreement does not constitute and is not to be construed as an admission or evidence of any wrongdoing of any kind whatsoever on the part of you or any Released Party, as defined in Section 4, and shall not be offered or used for that purpose.

4.Waiver and Release of Claims. You, on behalf of yourself, your heirs, executors, administrators, trustees, legal representatives, successors, and assigns, hereby irrevocably and unconditionally waive, release, and forever discharge Olin, its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, employee benefit plans and/or pension plans or funds, predecessors, successors and assigns, and its and their past, present or future officers, directors, trustees, fiduciaries, administrators, employees, agents, representatives, shareholders, predecessors, successors and assigns, (hereinafter “Released Parties”), from any and all claims and causes of action which you have, had, or may have against the Released Parties, whether or not known to you, based upon, arising from, or relating to any and all acts, events, and omissions occurring on or prior to the date you sign this Agreement. The claims being waived and released include, but are not limited to:

a.Any and all claims arising from or relating to your recruitment, hire, employment, or separation from employment with Olin;

b.Any and all claims for monetary damages, wages, severance pay, vacation pay, sick pay, bonuses, commissions, or other compensation and benefits;

c.Any and all claims of discrimination, harassment, or retaliation based on race, color, national origin, age, religion, veteran status, sex, disability, or other characteristic or conduct protected under any applicable federal, state or local laws and regulations;

d.Any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, unlawful retaliation or reprisal, including but not limited to claims for wrongful and/or constructive discharge based on public policy;

e.Any and all claims arising under: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Civil Rights Act of 1866, 1871, 1991, including Sections 1981-1988; (iii) the Americans with Disabilities Act, as amended; (iv) if you are or will be age 40 or over on the Effective Date, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”); (v) the Genetic Information Nondiscrimination Act; (vi) the Worker Adjustment and Retraining Notification Act; (vii) the Sarbanes-Oxley and Dodd-Frank Acts; (viii) the Employee Retirement Income Security Act (“ERISA”) (including claims brought individually and on behalf an employee benefit plan governed by ERISA); (ix) the Family and Medical Leave Act; (x) the National Labor Relations Act; (xi) the Labor-Management Relations Act; (xii) the Fair Credit Reporting Act; (xiii) the Rehabilitation Act of 1973; (xiv) the Worker Adjustment and Retraining Notification Act; (xv) Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002; (xvi) the Genetic Information Nondiscrimination Act of 2008; (xvii) the Immigration Reform Control Act; (xviii) the Occupational Safety and Health Act; (xix) the Uniformed Services Employment and Reemployment Rights Act; (xx) the Vietnam Era Veterans Readjustment Act of 1974; (xxi) the Equal Pay Act; (xxii) any claims arising under analogous state laws or local ordinances or regulations; and (xxiii) any other applicable federal, state, or local law or regulation, in all cases except to the extent that such claims cannot be waived as a matter of law;

f.Any and all claims in contract, tort, public policy, or common law;

g.Any and all claims based on any employment agreement or unvested benefits plan; and

h.Any and all claims for costs or attorneys’ fees.

5.Release of Unknown Claims. In waiving and releasing any and all claims against the Released Parties, whether or not now known to you, you understand that this means that, if you later discover facts different from, or in addition to, those facts currently known by you, or believed by you to be true, the waivers and releases of this Agreement will remain effective in all respects—despite such different or additional facts and your later discovery of such facts, even if you would not have agreed to this Agreement if you had prior knowledge of such facts.

6.Pending Claims. You represent and warrant that no liens, claims, demands, subrogated interests, or causes of action of any nature or character exist or have been asserted arising from or related to the claims being waived and released in this Agreement. You represent that neither you nor any person acting on your behalf has filed or caused to be filed any lawsuit, complaint, or charge against any of the Released Parties in any court, any municipal, state, district, or federal agency, or any other tribunal.

7.Exceptions for Claims Not Being Waived or Released. The only claims that you are not waiving and releasing under this Agreement are claims you may have for:

a.Unemployment benefits, workers’ compensation benefits, state disability benefits, and/or paid family leave insurance benefits pursuant to the terms of applicable state law);

b.Any benefit entitlements that are vested as of the Separation Date pursuant to the terms of an Employer-sponsored benefit plan governed by ERISA (i.e., benefits that cannot be forfeited or denied under ERISA);

c.Violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

d.Any wrongful act or omission occurring after the date you sign this Agreement;

e.Any claim under the Fair Labor Standards Act or claim for health insurance benefits under COBRA;

f.Any claim you may have to challenge the knowing and voluntary nature of this Agreement under the ADEA and/or OWBPA;

g.Protections against retaliation under the Taxpayer First Act, 26 U.S.C. § 2623(d);

h.Or any other claim, as determined by a Court of competent jurisdiction, that cannot be waived as a matter of law.

8.Government Agency Claims Exception. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or charge or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including, but not limited to, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, any state or local governing authority or agency or entity, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from Olin or any others covered by the Waiver and Release resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, Olin will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of Olin to engage in conduct protected by this Section, and you do not need to notify Olin that you have engaged in such conduct.

9.Defend Trade Secrets Act of 2016 Notice. Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), and any other applicable law, nothing in this Agreement shall prevent you from, or expose you to criminal or civil liability under federal or state trade secret law for (i) directly or indirectly sharing any trade secrets of Olin or other Confidential Information (except information protected by Olin’s attorney-client or work product privilege) in confidence with law enforcement, an attorney, or with any federal, state, or local government agencies, regulators, or officials for the purpose of investigating, reporting, or otherwise complaining of a suspected violation of law, whether in response to a subpoena or otherwise, without notice to Olin, or (ii) disclosing Olin’s trade secrets in a filing in connection with a legal claim, provided that the filing is made under seal. Further, nothing shall prevent you from (A) sharing this Agreement or other information related hereto with your attorney; (B) sharing information about this Agreement with your spouse, accountant, or financial advisor so long as you ensure that such parties maintain the strict confidentiality of this Agreement; or (C) apprising any future employer or other person or entity to which you provide services of your continuing obligations to Olin.

10.Consideration and Revocation Periods.

a.You are being given at least twenty-one (21) days from the receipt of this Agreement to consider signing this Agreement;

b.If you knowingly and voluntarily choose to do so, you may accept the terms of the Agreement before the twenty-one (21) day consideration period has expired;

c.Any changes made to this Agreement in accordance with the provisions set forth herein, whether material or immaterial, will not restart the running of the twenty-one (21) day period; and

d.You have seven (7) days following the date you execute this Agreement to revoke it. Any revocation of the Agreement must be in writing, and delivered to and received by Valerie A. Peters, Vice President, Human Resources, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 or vapeters@olin.com. prior to the expiration of the seven (7) day revocation period. The Agreement will become irrevocable on the 8th day after it is signed, the (“Effective Date”), if not revoked within this 7-day period; and

e.For employees who are or will be over age 40 or over on the Effective Date, you expressly acknowledge and agree that, among the matters waived in this Agreement are any and all rights or claims for age discrimination arising under the ADEA which have arisen on or before the date of execution of this Agreement.

11.Non-Disclosure; Confidentiality. You acknowledge that you have received and had access to information from the Released Parties regarding, among other things, their respective properties, products, and trade secrets. All such information and all notes, analyses, compilations, studies, forecasts, interpretations, or other documents prepared by the Released Parties or any of their affiliated companies are referred to herein as “Confidential Information,” whether furnished orally or in written form. You agree that: (1) except as required by law or otherwise provided in this Agreement, you will keep confidential, and not disclose or reveal to any person, any and all Confidential Information; (2) you will not use Confidential Information for any purpose; and (3) if any person or entity to whom disclosure has not been authorized in writing by the Released Parties requests, subpoenas, or otherwise seeks to obtain any Confidential Information within your possession, custody, or control, and to the extent permitted by applicable law, you will immediately inform Olin before taking any action or making any decision in connection with such request or subpoena and, at Olin’s request and expense, take such measures as Olin may deem necessary or appropriate to resist disclosure of such Confidential Information, and, if disclosure is required, limit disclosure only to such information required to be disclosed.

You additionally agree to keep confidential information related to employees, compensation, personnel, and human resources policies and practices of the Released Parties, the consideration paid hereunder, all negotiations related to this Agreement, and the facts and allegations of all matters resolved by this Agreement. These items are and shall be deemed Confidential Information, and shall not be disclosed by you or your counsel to any person or entity without the prior written consent of Olin, except if required by law, and to your accountants, attorneys, and immediate family, provided that, to the maximum extent permitted by applicable law, such individuals agree to maintain the confidentiality of this Agreement.

12.Non-Disparagement. You will not make disparaging, defamatory, or false statements, in any form or respect, with regard to Olin, its officers, directors, agents, employees, any other Released Parties, or Olin’s products, services, operations, or prospects.

13.Legal Cooperation. You agree that you will reasonably cooperate with the Released Parties in the defense or prosecution of any threatened, pending, or future claim, dispute, litigation, arbitration, investigation, or other legal proceeding (collectively, “claims or actions”) that relates to any events or occurrences that occurred during your employment with Olin and/or about which you may have knowledge or information by virtue of your employment with Olin. Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with Olin’s outside counsel, members of Olin’s law department and/or other Olin personnel, being available for interviews, depositions and/or to act as a witness on behalf of the Released Parties, and responding to any inquiries about such claims or actions. You further agree to reasonably and truthfully cooperate with the Released Parties in connection with any investigation or review by any federal, state, or local regulatory authority relating to events or occurrences that transpired while you were employed with Olin and of which you have relevant knowledge. Subject to Olin’s prior approval, Olin will promptly pay (or promptly reimburse) you (a) for any and all reasonable out-of-pocket expenses incurred by you in connection with such cooperation, and (b) a reasonable hourly rate determined by Olin for all time that you provided pursuant to this Section to the extent that your expected cooperation will be in excess of 10 hours. You understand that you are not being compensated for the substance of your testimony, but only for your time and expenses associated with your cooperation hereunder, including preparing for and providing testimony. Olin expects that you will provide truthful and accurate testimony. Your compensation does not in any way depend on the content of your testimony or the outcome of any claims or actions on which you are cooperating with the Released Parties. If your cooperation with Olin following the Separation Date involves fewer than 80 hours of your time, you agree that the benefits in Section 2 provide sufficient compensation for such time.

14.Return of Property and Documents. You represent and warrant that you have returned, or will immediately return, to Olin all Olin property (including, without limitation, any and all Olin identification cards, card key passes, corporate credit cards, corporate phone cards, files, memoranda, reports, keys, laptops, iPads, software, and other electronic, digital, or computer means of storage, and all copies or such information and property). Without limiting the generality of the foregoing, you agree that you will permit Olin to inspect all computer hardware, software, electronic devices, storage (including, but not limited to, cloud storage), and email accounts owned by you or which are in your direct or indirect possession, custody, or control, for any and all data and information from, concerning, or belonging to the Released Parties, whether or not created by you, and then to copy and permanently delete or destroy in an irreversible manner such data and information. You also acknowledge that you are in possession of all of your property that you had at Olin’s premises and that Olin is not in possession of any of your property.

15.CALIFORNIA EMPLOYEES ONLY:

a.California Civil Code Section 1542 Waiver. The parties acknowledge and agree that all of their rights under Section 1542 of the Civil Code of California or any other state equivalent, if any, are hereby expressly waived. Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, the parties expressly acknowledge that the releases contained in this Agreement is intended to include in its effect, without limitations, all claims which the parties do not know or suspect to exist in their favor at the time of execution hereof, and that the releases contained in this Agreement contemplate the extinguishment of such claims.

b.California Government Code 12964.5 Exception. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

c.California Labor Code Section 2872. Pursuant to California Labor Code Section 2872, Olin hereby notifies you that Section 15 and any other provision on the ownership of inventions does not apply to any inventions that satisfy all of the following conditions: (a) an invention that you developed entirely on your own time without using Olin’s equipment, supplies, facilities, or trade secret information; and (b) an invention that does not either (i) relate at the time of conception or reduction to practice of the invention to Olin’s business, or actual or demonstrably anticipated research or development of Olin, or (ii) result from any work performed by you or Olin.

16.“Blue Penciling”. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

17.Tax Matters. All payments and benefits made pursuant to this Agreement shall be subject to tax withholdings required by applicable law and other standard payroll deductions. You are responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments and benefits made pursuant to this Agreement, and nothing herein shall be construed as a guarantee of any particular tax treatment for such payments and benefits. The intent of the parties is that payments and benefits made pursuant to this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”) so as to avoid the additional tax and penalty interest provisions contained therein and, accordingly, to the maximum extent permitted under Section 409A, this Agreement (including any payment timing described in Section 2, the Letter and any applicable Plan) shall be interpreted to maintain exemption from or compliance with its requirements. Notwithstanding the foregoing, in no event whatsoever shall Olin be liable for any tax, interest or penalties that may be imposed on you by Section 409A or any damages for failing to comply with Section 409A.

18.Choice of Law. The terms of this Agreement and all rights and obligations of the parties thereto including its enforcement shall be interpreted and governed by the laws of the state of Missouri.

19.Modification of Agreement. No provisions of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the parties hereto.

20.Entire Agreement; Headings. This Agreement sets forth the entire agreement between the parties hereto, and any and all prior and contemporaneous agreements, discussions or understandings between the parties pertaining to the subject matter hereof have been and are merged into and superseded by this Agreement, provided, however, that this Agreement does not supersede or affect the parties’ agreements relating to trade secrets, confidential information, copyrights and other intellectual property, non-competition, non-solicitation and the like, or the terms of any agreement or benefits plan attached to this Agreement or expressly incorporated herein, which shall remain in full force and effect in accordance with their terms.

21.Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

22.Beneficiaries, Successors, and Assigns. This Agreement shall be binding on the executors, heirs, administrators, successors, and assigns of you and the successors and assigns of Olin. The Released Parties are intended third-party beneficiaries of the releases contained in this Agreement.

YOU ARE ADVISED TO CONSULT WITH YOUR OWN ATTORNEY BEFORE SIGNING THIS AGREEMENT SO YOU FULLY UNDERSTAND THE TERMS AND LEGAL CONSEQUENCES OF THIS AGREEMENT.

BY SIGNING BELOW, YOU AFFIRM THAT YOU HAVE READ THIS DOCUMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE, AND YOU HAVE HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. YOU SIGN YOUR NAME VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS LEGAL CONSEQUENCES. YOU HEREBY ACCEPT AND AGREE TO ALL OF THE TERMS OF THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

                        Olin Corporation

By: /s/ Patrick Schumacher         By: /s/ Valerie Peters
Patrick Schumacher
Name: Valerie A. Peters

Title: Vice President, Human Resources

Dated: 5/15/2024         Dated: 5/15/2024